Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner Jane B. Kearns	(215) 286-7392 (215) 286-4794	D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

COMCAST REPORTS 1st QUARTER 2013 RESULTS

Consolidated Revenue Increased 2.9%, Operating Cash Flow Increased 7.4% and

Operating Income Increased 11.2%

Earnings per Share Increased 20.0% to $0.54; Excluding Gain on Asset Sale,

EPS Increased 13.3% to $0.51

Free Cash Flow Increased 3.3% to $3.1 Billion

Quarterly Dividends and Share Repurchases Totaled $929 Million

PHILADELPHIA – May 1, 2013… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2013.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We are off to a solid start in 2013, with strong revenue and cash flow growth and record quarterly free cash flow. Cable’s results highlight revenue growth in every product, led by Video and High-Speed Internet, and overall customer growth, as we continue to effectively balance financial and customer performance. NBCUniversal’s businesses also generated strong first quarter performance, led by Film and Cable Networks. We completed the acquisition of NBCUniversal during the quarter and look forward to continuing to drive innovation and operational excellence to deliver superior entertainment and communications choices for consumers.”

Consolidated Financial Results

	1st Quarter

($ in millions)	2012	2013	Growth
Revenue	$14,878	$15,310	2.9%
Operating Cash Flow (OCF)[1]	$4,688	$5,034	7.4%
Operating Income	$2,758	$3,067	11.2%
Earnings per Share[2]	$0.45	$0.54	20.0%
Free Cash Flow[3]	$3,039	$3,138	3.3%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Revenue for the first quarter of 2013 increased 2.9% to $15.3 billion. Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012, revenue increased 4.7% (see Table 5). Operating Cash Flow increased 7.4% to $5.0 billion and Operating Income increased 11.2% to $3.1 billion.

Earnings per Share (EPS) for the first quarter of 2013 was $0.54, a 20.0% increase from the $0.45 reported in the first quarter of 2012. Excluding a $0.03 per share gain in the first quarter of 2013 on the sale of wireless spectrum licenses, EPS increased 13.3% (see Table 4).

Capital Expenditures increased 15.9% to $1.4 billion in the first quarter of 2013 compared to the first quarter of 2012. Cable Communications’ capital expenditures increased $38 million, or 3.6%, to $1.1 billion in the first quarter of 2013, primarily reflecting our ongoing investment in network infrastructure and the expansion of Business Services and Xfinity Home. Cable capital expenditures represented 10.7% of Cable revenue in the first quarter of 2013 compared to 11.0% in last year’s first quarter. NBCUniversal’s capital expenditures increased $152 million to $263 million in the first quarter of 2013, primarily reflecting increased investments in Theme Parks.

Free Cash Flow (excluding any impact from the Economic Stimulus packages) increased 3.3% to $3.1 billion in the first quarter of 2013 compared to the first quarter of 2012, reflecting growth in consolidated operating cash flow, partially offset by higher capital expenditures.

	1st Quarter

($ in millions)	2012	2013	Growth
Operating Cash Flow	$4,688	$5,034	7.4%
Capital Expenditures	(1,174)	(1,361)	15.9%
Cash Paid for Capitalized Software and Other Intangible Assets	(184)	(182)	(1.1%)
Cash Interest Expense	(614)	(617)	0.5%
Cash Taxes	(118)	(461)	NM
Changes in Operating Assets and Liabilities	346	369	6.6%
Other	95	356	NM
Free Cash Flow (Incl. Economic Stimulus Packages)	$3,039	$3,138	3.3%
Economic Stimulus Packages	-	-	-
Free Cash Flow	$3,039	$3,138	3.3%

Note: The definition of Free Cash Flow excludes any impact from the 2008-2013 Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. “Other” in 2013 is substantially comprised of cash taxes paid in the first quarter of 2013 related to 2012 taxable income that were reflected as a reduction of 2012 Free Cash Flow.

NM=comparison not meaningful.

Dividends and Share Repurchases. During the first quarter of 2013, Comcast paid dividends totaling $429 million and repurchased 13.3 million of its common shares for $500 million. As of March 31, 2013, Comcast had approximately $3.0 billion available under its share repurchase authorization.

Cable Communications

	1st Quarter

($ in millions)	2012	2013	Growth
Cable Communications Revenue
Video	$4,929	$5,113	3.7%
High-Speed Internet	2,323	2,523	8.6%
Voice	878	900	2.6%
Business Services	581	741	27.5%
Advertising	475	488	2.7%
Other	413	452	9.6%
Cable Communications Revenue	$9,599	$10,217	6.4%

Cable Communications OCF	$3,955	$4,219	6.7%
OCF Margin	41.2%	41.3%

Cable Communications Capital Expenditures	$1,056	$1,094	3.6%
Percent of Cable Communications Revenue	11.0%	10.7%

Revenue for Cable Communications increased 6.4% to $10.2 billion in the first quarter of 2013 compared to $9.6 billion in the first quarter of 2012, reflecting increases of 8.6% in High-Speed Internet, 3.7% in Video and 27.5% in Business Services. Monthly average total revenue per Video customer increased 8.1% to $155.05, reflecting rate adjustments, an increasing number of residential customers taking multiple products and a higher contribution from Business Services.

Combined Video, High-Speed Internet and Voice Customers increased by 583,000 in the first quarter of 2013, a 3.2% increase in net additions compared to first quarter 2012, reflecting growth in High-Speed Internet and Voice customers. As of March 31, 2013, Video, High-Speed Internet and Voice customers totaled 51.9 million, an increase of 1.5 million or 3.0% over last year’s first quarter.

	Customers		Net Adds

(in thousands)	1Q12	1Q13	1Q12	1Q13
Video Customers	22,294	21,935	(37)	(60)
High-Speed Internet Customers	18,582	19,799	439	433
Voice Customers	9,506	10,166	164	211
Combined Video, HSI and Voice Customers	50,382	51,900	565	583

Operating Cash Flow for Cable Communications increased 6.7% to $4.2 billion in the first quarter of 2013 compared to $4.0 billion in the first quarter of 2012, reflecting higher revenue, partially offset by increases in video programming costs. This quarter’s operating cash flow margin was 41.3% compared to 41.2% in the first quarter of 2012.

NBCUniversal

	1st Quarter

($ in millions)	2012	2013	Growth
NBCUniversal Revenue
Cable Networks	$2,128	$2,225	4.6%
Broadcast Television	1,861	1,517	(18.5%)
Filmed Entertainment	1,192	1,216	2.0%
Theme Parks	412	462	12.2%
Headquarters, Other and Eliminations	(121)	(80)	NM
NBCUniversal Revenue	$5,472	$5,340	(2.4%)
(% growth excluding Super Bowl)			2.4%

NBCUniversal OCF
Cable Networks	$809	$859	6.2%
Broadcast Television	(14)	(35)	NM
Filmed Entertainment	6	69	NM
Theme Parks	157	173	10.3%
Headquarters, Other and Eliminations	(145)	(113)	NM
NBCUniversal OCF	$813	$953	17.2%

Revenue for NBCUniversal decreased 2.4% to $5.3 billion in the first quarter of 2013 compared to $5.5 billion in the first quarter of 2012. Excluding $259 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2012, revenue increased 2.4% (see Table 5). Operating Cash Flow increased 17.2% to $953 million compared to $813 million in the first quarter of 2012, reflecting strong results at Cable Networks, Filmed Entertainment and Theme Parks.

Cable Networks

For the first quarter of 2013, revenue from the Cable Networks segment increased 4.6% to $2.2 billion compared to the first quarter of 2012, driven by an 8.6% increase in distribution revenue. Advertising revenue increased 2.5%, primarily reflecting price increases, offset by lower ratings, and content licensing and other revenue decreased 11.9%. Operating cash flow increased 6.2% to $859 million compared to $809 million in the first quarter of 2012, reflecting higher revenue and a 2.4% increase in programming and production costs, due to the continued investment in original programming, partially offset by lower sports programming costs compared to last year’s first quarter.

Broadcast Television

For the first quarter of 2013, revenue from the Broadcast Television segment decreased 18.5% to $1.5 billion compared to $1.9 billion in the first quarter of 2012. Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012, revenue decreased 5.3% (see Table 5), driven by lower primetime ratings at the NBC broadcast network and lower content licensing revenue. Primarily reflecting the decline in revenue, the Broadcast Television segment generated an operating cash flow loss of $35 million in the first quarter of 2013 compared to a loss of $14 million in the first quarter of 2012.

Filmed Entertainment

For the first quarter of 2013, revenue from the Filmed Entertainment segment increased 2.0% to $1.2 billion compared to the first quarter of 2012, driven by higher theatrical revenue from the strong box office performance of Les Miserables and the first quarter releases of Identity Thief and Mama, as well as higher content licensing revenue. Operating cash flow increased to $69 million compared to $6 million in the first quarter of 2012, reflecting higher revenue due to improved performance and lower marketing expense due to fewer theatrical releases in the first quarter compared to the same period last year.

Theme Parks

For the first quarter of 2013, revenue from the Theme Parks segment increased 12.2% to $462 million compared to $412 million in the first quarter of 2012, driven by higher attendance at the Orlando and Hollywood parks, which benefitted, in part, from the timing of holidays. First quarter operating cash flow increased 10.3% to $173 million compared to $157 million in the same period last year, reflecting higher revenue, partially offset by increased operating costs to support new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended March 31, 2013, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $113 million compared to a loss of $145 million in the first quarter of 2012, reflecting lower employee benefit costs.

Corporate, Other and Eliminations

Corporate, Other and Eliminations include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended March 31, 2013, Corporate, Other and Eliminations revenue was ($247) million compared to ($193) million in 2012. The operating cash flow loss was $138 million compared to a loss of $80 million in the first quarter of 2012, reflecting higher eliminations due to increased content licensing between our businesses and fewer events at Comcast-Spectacor.

Notes:

1

We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2	Earnings per share amounts are presented on a diluted basis.

3

We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, May 1, 2013 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 27576169. A replay of the call will be available starting at 12:30 p.m. ET on May 1, 2013, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, May 8, 2013 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 27576169.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates 30 news and entertainment cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

(in millions, except per share data)	Three Months Ended March 31,
	2012	2013
Revenue	$14,878	$15,310

Programming and production	4,737	4,663
Other operating and administrative	4,244	4,466
Advertising, marketing and promotion	1,209	1,147

	10,190	10,276

Operating cash flow	4,688	5,034

Depreciation expense	1,529	1,566
Amortization expense	401	401

	1,930	1,967

Operating income	2,758	3,067

Other income (expense)
Interest expense	(640)	(653)
Investment income (loss), net	92	72
Equity in net income (losses) of investees, net	3	11
Other income (expense), net	(16)	73

	(561)	(497)

Income before income taxes	2,197	2,570

Income tax expense	(750)	(925)

Net income	1,447	1,645

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(223)	(208)

Net income attributable to Comcast Corporation	$1,224	$1,437

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.45	$0.54

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.1625	$0.195

Diluted weighted-average number of common shares	2,744	2,675

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2012	March 31, 2013
ASSETS

Current Assets
Cash and cash equivalents	$10,951	$1,839
Investments	1,464	2,841
Receivables, net	5,521	5,063
Programming rights	909	901
Other current assets	1,146	1,139

Total current assets	19,991	11,783

Film and television costs	5,054	4,653

Investments	6,325	5,433

Property and equipment, net	27,232	28,219

Franchise rights	59,364	59,364

Goodwill	26,985	26,996

Other intangible assets, net	17,840	17,584

Other noncurrent assets, net	2,180	2,332

	$164,971	$156,364

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,206	$5,750
Accrued participations and residuals	1,350	1,469
Deferred revenue	851	903
Accrued expenses and other current liabilities	5,931	7,719
Current portion of long-term debt	2,376	2,177

Total current liabilities	16,714	18,018

Long-term debt, less current portion	38,082	45,049

Deferred income taxes	30,110	31,152

Other noncurrent liabilities	13,271	12,640

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	16,998	854

Equity
Comcast Corporation shareholders’ equity	49,356	48,190
Noncontrolling interests	440	461

Total equity	49,796	48,651

	$164,971	$156,364

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Three Months Ended March 31,
	2012	2013
OPERATING ACTIVITIES
Net income	$1,447	$1,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,930	1,967
Amortization of film and television costs	2,153	1,972
Share-based compensation	89	102
Noncash interest expense (income), net	48	42
Equity in net (income) losses of investees, net	(3)	(11)
Cash received from investees	73	23
Net (gain) loss on investment activity and other	(74)	(132)
Deferred income taxes	(59)	(373)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in current and noncurrent receivables, net	(60)	465
Change in film and television costs	(2,061)	(1,577)
Change in accounts payable and accrued expenses related to trade creditors	234	(281)
Change in other operating assets and liabilities	676	527

Net cash provided by operating activities	4,393	4,369

INVESTING ACTIVITIES
Capital expenditures	(1,174)	(1,361)
Cash paid for intangible assets	(184)	(182)
Acquisition of 30 Rockefeller Plaza properties	-	(1,311)
Proceeds from sales of businesses and investments	35	74
Return of capital from investees	-	16
Purchases of investments	(62)	(88)
Other	36	89

Net cash provided by (used in) investing activities	(1,349)	(2,763)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(407)	491
Proceeds from borrowings	-	2,933
Repurchases and repayments of debt	(1,125)	(1,811)
Repurchases and retirements of common stock	(750)	(500)
Dividends paid	(304)	(429)
Issuances of common stock	150	13
Purchase of NBCUniversal noncontrolling common equity interest	-	(10,747)
Distributions to noncontrolling interests	(58)	(49)
Settlement of Station Venture liability	-	(602)
Other	37	(17)

Net cash provided by (used in) financing activities	(2,457)	(10,718)

Increase (decrease) in cash and cash equivalents	587	(9,112)

Cash and cash equivalents, beginning of period	1,620	10,951

Cash and cash equivalents, end of period	$2,207	$1,839

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended March 31,
(in millions)	2012	2013

Operating income	$2,758	$3,067
Depreciation and amortization	1,930	1,967

Operating income before depreciation and amortization	4,688	5,034
Noncash share-based compensation expense	89	102
Changes in operating assets and liabilities	346	369

Cash basis operating income	5,123	5,505
Payments of interest	(614)	(617)
Payments of income taxes	(118)	(461)
Proceeds from investments and other	75	36
Excess tax benefits under share-based compensation	(73)	(94)

Net Cash Provided by Operating Activities	$4,393	$4,369

Capital expenditures	(1,174)	(1,361)
Cash paid for capitalized software and other intangible assets	(184)	(182)
Distributions to noncontrolling interests	(58)	(49)
Nonoperating items	62	361

Free Cash Flow (including economic stimulus packages)	$3,039	$3,138
Economic stimulus packages	-	-

Total Free Cash Flow	$3,039	$3,138

Reconciliation of EPS Excluding Gain Related to Sale of Wireless Spectrum Licenses (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2012		2013
	$	EPS(1)	$	EPS(1)

Net income attributable to Comcast Corporation	$1,224	$0.45	$1,437	$0.54
Growth %			17.4%	20.0%

Gain on sale of wireless spectrum licenses(2)	-	-	(67)	(0.03)

Net income attributable to Comcast Corporation (excluding gain related to sale of wireless spectrum licenses)	$1,224	$0.45	$1,370	$0.51

Growth %			12.0%	13.3%

(1)	Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)	1st quarter 2013 Net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of wireless spectrum licenses.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding Super Bowl (Unaudited)

	Three Months Ended March 31,
(in millions)	2012	2013	Growth %

Revenue	$14,878	$15,310	2.9%

Super Bowl	(259)	-

Revenue excluding Super Bowl	$14,619	$15,310	4.7%

Reconciliation of Consolidated NBCUniversal Revenue Excluding Super Bowl (Unaudited)

	Three Months Ended March 31,
(in millions)	2012	2013	Growth %

Revenue	$5,472	$5,340	(2.4%)

Super Bowl	(259)	-

Revenue excluding Super Bowl	$5,213	$5,340	2.4%

Reconciliation of Broadcast Television Revenue Excluding Super Bowl (Unaudited)

	Three Months Ended March 31,
(in millions)	2012	2013	Growth %

Revenue	$1,861	$1,517	(18.5%)

Super Bowl	(259)	-

Revenue excluding Super Bowl	$1,602	$1,517	(5.3%)

Note: Minor differences may exist due to rounding.